Exhibit 99.2

Dear Shareholder,	August 7, 2009

Today, CIB Marine Bancshares, Inc. (“CIB Marine”) filed its quarterly financial report on Form 10-Q for the second quarter of 2009 with the Securities and Exchange Commission (“SEC”), disclosing continued operating losses driven by credit quality issues and interest expense on its trust preferred securities.  The full report is available on CIB Marine’s website, www.cibmarine.com.

The following is a summary of some important information contained in the Form 10-Q, but you are encouraged to read the entire document:

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Net loss for the second quarter of 2009 was $10.3 million, or $0.57 per share.  This compares to a net loss of $14.0 million, or $0.77 per share, for the second quarter of 2008.  Net loss for the first six months of 2009 was $16.1 million, or $0.88 per share, compared to a net loss of $16.8 million, or $0.92 per share in the first six months of 2008.

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At June 30, 2009, total assets were $834 million compared to $906 million at December 31, 2008, reflecting lower loan and security balances.

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Net interest margin declined to 1.50% in the second quarter of 2009 compared to 2.10% in the second quarter of 2008.  This reflects the continuing impact of accrued interest expense on the trust preferred securities, increased levels of non performing loans, and relatively high levels of cash and cash equivalents at the subsidiary bank to strengthen short-term liquidity reserves.

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Provision expense for credit losses increased to $6.2 million in the second quarter of 2009 compared to $3.0 million in the first quarter of 2009.  However, this is still an improvement from the $8.5 million of expense recorded in the second quarter of 2008.  Like other banks in the markets we serve, our loan portfolios have been adversely impacted by economic conditions, particularly the weak commercial and residential real estate markets.  The nonperforming assets to total assets ratio at June 30, 2009 was 5.05% compared to 2.77% at June 30, 2008.

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Tier 1 leverage capital ratio of CIB Marine declined to 1.54% as of June 30, 2009, below the minimum required to be considered adequately capitalized under holding company regulatory guidelines.

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Regulatory capital ratios at CIB Marine’s subsidiary bank, are deemed to be adequate under bank regulatory guidelines and high compared to local market competitors.

As noted in our July 16, 2009 letter to shareholders, we have presented a proposed plan of reorganization to the holders of our trust preferred securities. The holders have until August 17, 2009 to vote on the plan to convert their trust preferred securities to non-cumulative perpetual preferred stock.  Although, we do not know the final outcome of this vote, we continue to believe that this plan represents the best value for CIB Marine’s shareholders and trust preferred securities holders.

We will continue to keep you updated on our progress.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information.  Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008.